Exhibit 99.1

Midas' Retail Focus Drives Fiscal 2004 Earnings of $0.26 Per Share, Seven Consecutive Quarters of U.S. Comparable Shop Sales Increases

    ITASCA, Ill.--(BUSINESS WIRE)--March 3, 2005--Midas, Inc. (NYSE:MDS) reported positive full-year net earnings for the first time since 2001.
    For the fiscal year ended Jan. 1, 2005, Midas earned $4.1 million--or $0.26 per diluted share, including the effects of $5.9 million in special charges. Net income for the fourth quarter was $2.0 million - or $0.12 per diluted share, after special charges of $1.2 million. Net income for both the fourth quarter and full year benefited from the reversal of a $1.8 million tax reserve that was no longer needed due to the favorable resolution of a 1999 foreign tax matter. Excluding the effects of both the special charges and the tax credit, net income was $0.36 per diluted share for the year and $0.06 per diluted share for the fourth quarter.
    In the first quarter of 2004, the company recorded a special charge of $4.7 million related to the early refinancing of the company's debt. Fourth quarter special charges of $1.2 million represent the reconciliation of actual business transformation costs incurred in 2004 compared to expected business transformation charges recorded in 2003. The most significant component of the fiscal 2004 fourth quarter charge is $0.8 million related to the final closeout of the Canadian warehouse hourly pension plan.
    In 2003, Midas reported a net loss of $25.3 million for the quarter and $76.2 million for the year--or $1.62 and $4.93 per diluted share, respectively--as a result of special charges of $102.6 million primarily related to the exit from the parts distribution business.
    Comparable shop retail sales in Midas shops open at least a year in the United States and Canada increased by 4.4 percent for the fourth quarter and 2.2 percent for the fiscal year. In the U.S., comparable shop sales were up 5.1 percent for the quarter and 2.7 percent for the year. Leading the way were brake sales, which were up
8.8 percent for the quarter and 7.0 percent for the year.
    "We are extremely encouraged by the positive results we experienced in 2004, as the company returned to profitability as a result of our renewed focus on the profitable franchise and real estate businesses," said Alan D. Feldman, Midas' president and chief executive officer.
    "Our retail momentum is continuing with seven consecutive quarters of positive comparable shop sales in the U.S., fueled by the steady increases in brake sales," Feldman said. "In 2005, we will build on the strong momentum of brake sales with our rollout of tires, maintenance and commercial fleet services to more than 1,800 Midas shops in the U. S. and Canada."

    2004 Results

    Midas reported overall revenues of $197.5 million for the year and $47.3 million in the fourth quarter, compared to $311.0 million and $81.6 million, respectively in 2003. The decline is the result of Midas' closure of 12 regional distribution centers, 77 quick-delivery sites and withdrawal from the parts distribution business during 2003.
    Franchise royalties and license fees were $14.6 million in the fourth quarter and $62.5 million for the year, up from $14.3 million and $60.9 million for the quarter and year, respectively, in the prior year. The increases were primarily the result of the improvements in retail sales.
    Real estate revenues were $9.2 million for the fourth quarter and $36.5 million for the full year, virtually flat with the prior year amounts of $9.2 million and $36.2 million, respectively.
    Revenues from company-operated shops were $9.0 million in the fourth quarter and $36.1 million for 2004, compared to $9.2 million for the quarter and $41.7 million for all of 2003. Comparable shop sales increased by 10.6 percent in the fourth quarter and 3.0 percent for the full-year. However, one fewer week in the fourth quarter of 2004 compared to 2003 caused a decline in fourth quarter company-operated shop revenues, while the full year decline is the result of operating fewer shops in 2004 as compared to 2003. Midas operated 73 company shops throughout 2004 compared to as many as 111 in the prior year.
    Revenues from replacement parts sales and product royalties were $13.7 million for the fourth quarter and $59.7 million for the year, down from $48.5 million in the quarter and $170.5 million for the year during 2003, when Midas operated a parts distribution business for most of the year.
    Current wholesale revenues come from the manufacture and sale of exhaust products, royalties received on parts sold to Midas shops from AutoZone, Uni-Select and other third party vendors, as well as sales of tires, oil, batteries and shop equipment to Midas shops.
    Operating income was $2.3 million for the fourth quarter and $20.0 million for the full year, after special charges of $1.2 million for the quarter.
    In 2003, the company reported an operating loss of $35.1 million for the quarter and $100.2 million for the year, following special charges for the closure of the distribution business and other corporate restructuring.
    Selling, general and administrative (SG & A) expenses were $24.6 million for the quarter and $92.8 million for the year, down from $31.7 million in the fourth quarter and $137.2 million for all of 2003. The decline was primarily due to the company's exit from the parts distribution business.
    Interest expense was $2.5 million for the fourth quarter and $12.7 million for the year, down significantly from $7.1 million for the quarter and $25.5 million for the prior year. Midas is benefiting from a $63.8 million reduction of its bank debt level since the beginning of fiscal 2003 (including a $22.5 million reduction during 2004), and the refinancing of debt in March 2004 at favorable interest rates.
    Earnings before interest, taxes and depreciation (EDITDA) were $34.3 million for fiscal 2004. This strong cash flow resulted in the repayment of $22.5 million of bank debt in fiscal 2004.
    "While we are encouraged by our progress in 2004 to improve our retail sales and the company's financial stability, we will continue the work that remains to successfully add tires, maintenance and fleet services to our shops," Feldman said.
    "Another key priority is reaching an agreement to exit the unprofitable exhaust manufacturing business, where we are continuing negotiations with multiple parties to secure a continuing source of high-quality, competitively priced exhaust parts for Midas shops in the U. S. and Canada," he said. "I am confident that effort will result in a successful conclusion as soon as possible."

    2005 Outlook

    Midas expects full year 2005 revenues of approximately $200 million, as improvements in franchise royalties, real estate revenues, and company-operated shop sales will be largely offset by continued declines in exhaust sales. However, the company expects to successfully conclude its exit from the exhaust business in 2005. The full-year $200 million estimate includes approximately $32 million related to its exhaust manufacturing and distribution businesses.
    Excluding losses related to manufacturing and the special charges that will result from the exit, the company expects operating income of between $24 and $26 million in 2005. Fiscal 2005 interest expense is expected to be in a range of $9 to $10 million.

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as maintenance services, tires and batteries at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including more than 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2003 annual report on Form 10-K and subsequent filings.

                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)


                                   For the quarter  For the 12 months
                                     ended fiscal      ended fiscal
                                       December          December
                                 -------------------------------------
                                      2004     2003     2004     2003
                                 -------------------------------------
                                      (13     (14       (52      (53
                                     weeks)   weeks)   Weeks)   Weeks)
Sales and revenues:
  Franchise royalties and license
   fees                              $14.6    $14.3    $62.5    $60.9
  Real estate revenues                 9.2      9.2     36.5     36.2
  Company-operated shop retail sales   9.0      9.2     36.1     41.7
  Replacement part sales and
   product royalties                  13.7     48.5     59.7    170.5
  Other                                0.8      0.4      2.7      1.7
                                 -------------------------------------
      Total sales and revenues        47.3     81.6    197.5    311.0
                                 -------------------------------------

Cost of sales and revenues:
  Real estate cost of revenues         5.9      5.4     22.4     21.2
  Company-operated shop cost of sales  2.3      2.4      7.6      9.6
  Replacement part cost of sales      11.1     44.2     46.5    130.9
  Warranty expense                   ( 0.1)     2.2      7.0     11.1
  Business transformation charges
   (warranty reserve)                   --       --       --     38.5
  Business transformation charges
   (inventory write-down)              0.4      6.2      0.4     18.7
                                 -------------------------------------
      Total cost of sales and
       revenues                       19.6     60.4     83.9    230.0
                                 -------------------------------------

      Gross profit                    27.7     21.2    113.6     81.0

Selling, general, and
 administrative expenses              24.6     31.7     92.8    137.2
Business transformation charges        0.8     24.6      0.8     44.0
                                 -------------------------------------

      Operating income (loss)          2.3   ( 35.1)    20.0  ( 100.2)

Interest expense                     ( 2.5)   ( 7.1)  ( 12.7)  ( 25.5)
Loss on early extinguishment of debt    --       --    ( 4.7)   ( 1.4)
Other income, net                      0.6      0.8      1.0      2.4
                                 -------------------------------------

      Income (loss) before income
       taxes                           0.4   ( 41.4)     3.6  ( 124.7)
Income tax benefit                   ( 1.6)  ( 16.1)   ( 0.5)  ( 48.5)
                                 -------------------------------------

      Net income (loss)               $2.0  $( 25.3)    $4.1  $( 76.2)
                                 =====================================

Earnings (loss) per share:
  Basic                              $0.13  $( 1.62)   $0.26  $( 4.93)
                                 =====================================
  Diluted                            $0.12  $( 1.62)   $0.26  $( 4.93)
                                 =====================================


Average number of shares:
  Common shares outstanding           15.6     15.2     15.4     15.1
  Common stock warrants                0.1      0.4      0.2      0.4
                                 -------------------------------------
  Shares applicable to basic
   earnings                           15.7     15.6     15.6     15.5
  Equivalent shares on
   outstanding stock awards            0.6       --      0.6       --
                                 -------------------------------------
  Shares applicable to diluted
   earnings                           16.3     15.6     16.2     15.5
                                 =====================================


Capital expenditures                  $1.3     $0.3     $2.1     $1.9
                                 =====================================


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                             Fiscal          Fiscal
                                            December        December
                                               2004            2003
                                          -------------    ----------
                                           (Unaudited)
Assets:
Current assets:
   Cash and cash equivalents                     $0.9           $7.4
   Receivables, net                              33.4           38.0
   Inventories, net                              12.1           15.1
   Deferred income taxes                          9.0           13.9
   Other current assets                           6.8            9.3
                                              --------      ---------
      Total current assets                       62.2           83.7
Property and equipment, net                     117.4          131.7
Deferred income taxes                            60.4           56.1
Other assets                                     10.1           11.9
                                              --------      ---------
      Total assets                             $250.1         $283.4
                                              ========      =========

Liabilities and equity:
Current liabilities:
   Current portion of long-term obligations      $7.9           $8.0
   Accounts payable                              16.1           13.7
   Accrued expenses                              30.9           50.0
                                              --------      ---------
      Total current liabilities                  54.9           71.7
Long-term debt                                   63.0           85.2
Obligations under capital leases                  5.1            6.5
Finance lease obligation                         36.7           37.5
Accrued warranty                                 32.1           33.8
Other liabilities                                 9.4           12.6
                                              --------      ---------
      Total liabilities                         201.2          247.3
                                              --------      ---------

Shareholders' equity:
 Common stock ($.001 par value, 100 million
  shares authorized, 17.6 million and 17.5
  million shares issued) and paid-in capital     21.4           23.8
   Treasury stock, at cost (1.8 million
    shares and 2.2 million shares)              (41.2 )        (49.6 )
   Unamortized restricted stock awards           (2.2 )         (1.3 )
   Retained income                               78.9           74.8
   Cumulative other comprehensive loss           (8.0 )        (11.6 )
                                              --------      ---------
      Total shareholders' equity                 48.9           36.1
                                              --------      ---------
      Total liabilities and shareholders'
       equity                                  $250.1         $283.4
                                              ========      =========

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016